SAGE QUANT ETF TRUST

(a Delaware Statutory Trust)

AMENDMENT NO. 1 TO THE BY-LAWS

This Amendment No. 1 (“Amendment”) to the By-Laws of Sage Quant ETF Trust (“Trust”) dated as of May 17, 2012 (“By-Laws”) amends the By-Laws effective August 29, 2013, pursuant to an unanimous written consent signed by the Board of Trustees of the Trust dated August 29, 2013, as follows:

The By-Laws are hereby amended to replace references to “Sage Quant ETF Trust” in each and every instance to “ETF Series Trust”.